Exhibit 99.1

CUSIP# 678046 10 3 Amex: BQI
NEWS RELEASE
FOR RELEASE: 9:00 am Eastern Time, Monday November 5, 2007
Oilsands Quest announces reporting of the independent estimate of
Discovered Resources at Axe Lake, provides activity update
Calgary, Alberta — Oilsands Quest Inc. (Amex: BQI) announces that it has received reporting of the independent estimate of Discovered Resources for its Axe Lake Discovery in northwest Saskatchewan from McDaniel & Associates Consultants Ltd. McDaniel & Associates has been retained by the company to provide reservoir engineering, reserve and resource reporting and valuation services.
McDaniel & Associates has conducted an independent review and evaluation of Oilsands Quest’s Discovered Resources based on data obtained from the results of drilling up to March 31, 2007 (the end of the winter 2006/07 drilling program) and other sources and including the physical examination of cores and geophysical logs. McDaniel & Associates has reported to management the following estimates of Discovered Resources (see definitions section below) for the Axe Lake Discovery:

Discovered Resources of Original Bitumen in Place
-	Low Estimate	(P-90):	1.117 billion barrels;
-	Best Estimate	(P-50):	1.344 billion barrels; and,
-	High Estimate	(P-10):	1.547 billion barrels.
The area of the Discovered Resources estimate within the Axe Lake Discovery covers approximately 36 sections (one township) of Permits PS00208 and PS00210 (100% Oilsands Quest) located in the north half of Township 94 and the south half of Township 95, Ranges 24 and 25 West of the Third Meridian. It is approximately 50 kilometres (30 miles) east of Suncor’s Firebag operations.
McDaniel & Associates is a leader in the development of in-situ oil sands evaluation methodology practices. The firm bases its evaluations on a thorough characterization of the bitumen reservoir and integration of its understanding of the technical application of in-situ exploitation. It has been involved in providing reservoir engineering and valuation expertise to the majority of in-situ oil sands projects under development in Western Canada today. Norwest Corporation, which has a long association as Oilsands Quest’s independent geological consultant, will continue to provide geologic consulting and field support. The services provided by Norwest and McDaniel & Associates are complementary.
McDaniel & Associates’ Discovered Resource estimates described above are based on the definitions and guidelines prepared by the Standing Committee on Reserves Definitions of the Canadian Institute of Mining, Metallurgy and Petroleum (Petroleum Society) as presented in the Canadian Oil and Gas Evaluation Handbook (COGE Handbook). Those standards require that McDaniel & Associates plan and perform a review and evaluation to obtain reasonable assurance as to whether the resource estimate is free of material misstatement. Oilsands Quest notes that the above estimates are of

CUSIP# 678046 10 3 Amex: BQI
Discovered Resources for the Axe Lake Discovery area only. They are determined through drilling and therefore the estimates are based solely on the drilled area of our Axe Lake Discovery.
The previously reported 10.0 billion barrel management estimate of Discovered and Undiscovered Resources continues to reflect management’s current opinion of the Discovered and Undiscovered Resources on Oilsands Quest’s lands: 1.5 billion barrels of Discovered Resources on the drilled area of Axe Lake, now supported by McDaniel & Associates independent review and evaluation described above; approximately 1 billion barrels of Undiscovered Resources in the Axe Lake area; and 7.5 billion barrels of Undiscovered Resources which are located elsewhere on Oilsands Quest lands (see definitions section below). There is no certainty that Oilsands Quest will discover any portion of the Undiscovered Resources and, if discovered, it may not be economically viable or technically feasible to produce such resources. McDaniel & Associates has not performed a review or evaluation of the Undiscovered Resources estimate described above.
Activities Update
Activities on Oilsands Quest’s contiguous land holdings in Saskatchewan and Alberta are ramping up for an intensive winter 2007/08 program. At the present time, Oilsands Quest is conducting delineation drilling in the Axe Lake Discovery area to provide detailed geological definition for specific reservoir field tests, as well as for pilot and development planning. Four drilling rigs are currently at work. At the peak of drilling operations this winter, the company expects to have a total of eight drilling rigs on its permit lands conducting a balanced program of exploration and delineation drilling. 2-D and 3-D seismic operations are underway on both the Saskatchewan permits and adjacent Alberta permits. Approximately 230 people are currently at work on the permit lands.
Continuing to move toward commercialization of Axe Lake
Oilsands Quest continues advancing its reservoir field test program for the Axe Lake Discovery, which is planned for the first half of 2008, and is subject to regulatory approval. This program is designed to evaluate the reservoir’s response to varying temperatures and pressures of steam. These tests will contribute data to the design of the pilot in-situ production program, which is currently planned for start-up in 2009. Oilsands Quest and its technical consultants are evaluating in-situ recovery techniques for the production pilot, with an emphasis on existing techniques that utilize steam and steam with solvents.
Definitions
As defined in the COGE Handbook, “Discovered Resources are those quantities of oil and gas estimated on a given date to be remaining in, plus those quantities already produced from, known accumulations. Discovered Resources are divided into economic and uneconomic categories, with the estimated future recoverable portion classified as reserves and contingent reserves, respectively.”

CUSIP# 678046 10 3 Amex: BQI
The Discovered Resources estimates described above were determined in accordance with the COGE Handbook using the following mutually exclusive categories:
•	Low Estimate: This is considered to be a conservative estimate of the quantity of bitumen that exists within the accumulation, which under probabilistic methodology reflects a P90 confidence level.

•	Best Estimate: This is considered to be the best estimate of the quantity of bitumen that exists within the accumulation. Under probabilistic methodology, this term is a measure of the central tendency of the uncertainty distribution (most likely/mode, P50/median, or arithmetic average/mean).

•	High Estimate: This is considered to be an optimistic estimate of the quantity of bitumen that exists within the accumulation, which under probabilistic methodology reflects a P10 confidence level.
Discovered Resources can be further classified into four sub-categories: cumulative production; reserves; contingent resources; and unrecoverable resources. The Discovered Resources disclosed by Oilsands Quest in its independent Discovered Resource estimate can not at this time be classified into one of these four sub-categories for the following reasons:
1) cumulative production: no amount of production has yet taken place;
2) reserves: Oilsands Quest has not yet determined what in-situ recovery process may be suitable for this Discovered Resource and consequently an in-situ recover factor has not been determined to estimate reserves;
3) contingent resources: Oilsands Quest expects that the Discovered Resources will be economical, but commercial project economics have not yet been determined; and
4) unrecoverable resource: Oilsands Quest expects that the Discovered Resources will be recoverable, but a suitable in-situ recovery process and consequently an in-situ recovery factor has not been determined, yet.
The commercial viability of the Discovered Resources at the Axe Lake Discovery, or whether currently available commercial recovery processes will be applicable, cannot be determined without further drilling, testing and analysis.
As defined in the COGE Handbook, “Undiscovered Resources are those quantities of oil and gas estimated on a given date to be contained in accumulations yet to be discovered.”
About Oilsands Quest
Oilsands Quest Inc. is aggressively exploring Canada’s largest contiguous oil sands land holding by applying its technical expertise to develop multiple global-scale discoveries. The company (www.oilsandsquest.com) is the originator of Saskatchewan’s emerging oil sands industry.
Forward-looking information
Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”,

CUSIP# 678046 10 3 Amex: BQI
“prospective” and other similar words, or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as the Discovered Resource estimate, and Undiscovered Resource estimate, references to Oilsands Quest’s drilling program, geophysical programs, reservoir field testing and analysis program, the pilot in-situ production program, and timing of such programs are based on the opinions and estimates of management and the Company’s independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, and risks associated with the company’s ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest’s control, and no assurance can be given that the programs will be completed on time, on budget or at all. In addition, there are numerous uncertainties inherent in estimating Discovered and Undiscovered Resources, including many factors beyond the company’s control. In general, estimates of Discovered and Undiscovered Resources are based upon a number of factors and assumptions made as of the date on which the estimates were determined, such as geological, technological and engineering estimates which have inherent uncertainties. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhaustive. Readers should refer to Oilsands Quest’s current annual report on Form 10-KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties and details regarding the location and extent of Oilsands Quest’s land holdings.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com
Institutional investors, contact BarnesMcInerney Inc.
Toll Free 1-866-794-7288. Office 416-371-0510
Email oilsands@barnesmcinerney.com